Exhibit 99.1

Insmed Announces Closing of Public Offering and Exercise of Option to Purchase Additional Shares

BRIDGEWATER, N.J. (April 6, 2015) — Insmed Incorporated (Nasdaq: INSM) announced the closing of a $237.5 million underwritten public offering of 11.5 million shares of common stock, including 1.5 million shares of common stock which were issued pursuant to the exercise of the underwriters’ option to purchase additional shares, at a price of $20.65 per share to the public. The net proceeds to Insmed from this offering were approximately $223 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by Insmed.

Insmed intends to use the net proceeds from this offering to fund further clinical development of ARIKAYCE™, or liposomal amikacin for inhalation, to treat patients with nontuberculous mycobacteria (NTM) lung disease and for cystic fibrosis (CF) patients with Pseudomonas aeruginosa lung infections, to fund its efforts to obtain regulatory approvals and commercialize ARIKAYCE, to fund further clinical development of INS1009, an inhaled treprostinil prodrug for the treatment of pulmonary arterial hypertension, to invest in increased third-party manufacturing capacity in anticipation of possible commercial launch of ARIKAYCE in Europe and the United States, and the balance to fund working capital, potential debt repayment, capital expenditures, general research and development, and other general corporate purposes, which may include the acquisition or in-license of additional compounds, product candidates, technology or businesses.

Citigroup and Leerink Partners LLC acted as joint book-running managers, with JMP Securities LLC and H.C. Wainwright & Co., LLC acting as co-managers for the offering.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (“SEC”) and was automatically effective upon filing.  A final prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov.  Copies of the prospectus and related prospectus supplement may also be obtained from Citigroup and Leerink Partners LLC, Attention: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146 or by email at prospectus@citi.com; or Leerink Partners Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at (800) 808-7525 extension 6142 or by email at Syndicate@Leerink.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Insmed

Insmed Incorporated is a biopharmaceutical company dedicated to improving the lives of patients battling serious lung diseases. Insmed is focused on the development and commercialization of ARIKAYCE™, or liposomal amikacin for inhalation, for at least two identified orphan patient populations: patients with nontuberculous mycobacteria (NTM) lung infections and cystic fibrosis (CF) patients with Pseudomonas aeruginosa lung infections. Insmed is also focused on the development of INS1009, the Company’s inhaled treprostinil prodrug for the treatment of pulmonary arterial hypertension (PAH), a chronic, life-threatening disorder characterized by abnormally high blood pressure in the arteries between the heart and lungs.

Forward-looking statements

This release contains forward-looking statements.  Words, and variations of words, such as “intend,” “expect,” “will,” “anticipate,” “believe,” “continue,” “propose” and similar expressions are intended to identify forward-looking statements.  Investors are cautioned that such statements in this release, including statements relating to the offering, the intended use of proceeds, the status, results and timing of clinical trials and clinical data, the anticipated benefits of Insmed’s products, the anticipated timing of regulatory submissions, and the ability to obtain required regulatory approvals, bring products to market and successfully commercialize products constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include, without limitation, market conditions, failure or delay of European, Canadian, U.S. Food and Drug Administration and other regulatory reviews and approvals, competitive developments affecting the Company’s product candidates, delays in product development or clinical trials or other studies, patent disputes and other intellectual property developments relating to the Company’s product candidates, unexpected regulatory actions, delays or requests, the failure of clinical trials or other studies or results of clinical trials or other studies that do not meet expectations, the fact that subsequent analyses of clinical trial or study data may lead to different (including less favorable) interpretations of trial or study results or may identify important implications of a trial or study that are not reflected in Company’s prior disclosures, and the fact that trial or study results or subsequent analyses may be subject to differing interpretations by regulatory agencies, the inability to successfully develop the Company’s product candidates or receive necessary regulatory approvals, the inability to make product candidates commercially successful, changes in anticipated expenses, changes in the Company’s financing requirements or ability to raise additional capital, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014.  Investors are cautioned not to place undue reliance on any forward-looking statements that speak only as of the date of this news release.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances or changes in its expectations.

Insmed Incorporated:

Andrew T. Drechsler

Chief Financial Officer

908-947-4327

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